Exhibit 99.1

EFactor Group Corp. Announces Preliminary Unaudited Fourth Quarter 2014 Revenues

Anticipated 4Q2014 Revenues of Approximately $1.15 Million Meet Company Guidance
Company to Host Shareholder Update Call on January 28, 2015 at 9:00am ET

SAN FRANCISCO, CA – January 27, 2015 – EFactor Group Corp. (OTCQB: EFCT) (“EFactor” or “the Company"), the owner of a group of entrepreneur-focused service companies and EFactor.com, a social network providing content and resources for entrepreneurs worldwide, today announced preliminary unaudited fourth quarter 2014 revenues

EFactor anticipates approximately $1.15 million in fourth quarter 2014 revenues, reflecting an increase of 100% versus fourth quarter 2013 revenues. These figures are preliminary and unaudited, and actual revenues may differ. The unaudited results compare to previously issued guidance of $1.1 million to $1.2 million in revenue for the fourth quarter of 2014. The Company will announce complete financial and operating results of its fourth quarter and the full year ended December 31, 2014 in March 2015.

EFactor announced its preliminary unaudited fourth quarter 2014 revenue in advance of the Shareholder Update Call during which its management will update shareholders on its operational plans and financial targets for 2015. Details of the call are below:

DATE:	Wednesday, January 28, 2015

TIME:	U.S. 9:00 a.m. ET

Europe 15:00 hrs. CET

DIAL IN:	U.S. 1-877-407-0784
INTERNATIONAL 1-201-689-8560

CONFERENCE ID:	13599575

WEBCAST:	http://public.viavid.com/index.php?id=112713

A replay of the call will be available beginning two hours after the call through midnight February 4, 2015 by telephone at +1-877-870-5176 (US Domestic) or +1-858-384-5517 (International). The conference ID number is 13599575. This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this http://public.viavid.com/index.php?id=111968 or at ViaVid's website at http://www.viavid.com, where the webcast can be accessed through January 27, 2016.

About EFactor Group Corp.

EFactor Group Corp. (OTCQB: EFCT) is Entrepreneurs combined with their specific success Factors. At its core is EFactor.com, an entrepreneur-focused social network providing content and resources for Entrepreneurs worldwide. The EFactor network applies its proprietary selection and matching algorithm to offer specific content and resources designed to help Entrepreneurs grow their businesses. The EFactor network of over 1.5 million like-minded Entrepreneurs is there to congratulate your every win, and to coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for your company and offer the tools, talent and resources that will help you succeed.

EFactor.com has over 1.5 million members in 26 territories and 196 countries across 240 industries. It is incorporated in Nevada and headquartered in San Francisco. For more information, visit http://www.efactor.com.

EFactor Group Corp. also has a portfolio of companies to assist Entrepreneurs based on their daily requirements - classified as our four divisions: 1. Social Networking, 2. Education and Mentoring, 3. Business Services and, 4. Funding. For more information about EFactor Group Corp. (OTCQB: EFCT) please visit: http://efactorgroup.com.

The EFactor.com Value – The Entrepreneurs Wingman

EFactor.com is a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

See our Company Video here: http://ir.efactorgroup.com/videos/view/4/efactor-video

Cautionary Note on Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. These risks include risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in our most recent Form 10-K and any updates thereto in our Forms 10-Q. Furthermore, we are in the process of finalizing our financial results for 2014, and therefore our finalized and audited results are not yet available. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

Company:
Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

Investor Relations:
John Mattio – Corporate and Investor Communications
EFactor Group Corp.
Main: +1 203 297 3911
Email: john.mattio@EFactor.com